Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202 Noonan Russo Wendy Lau (Media) 212-845-4272
Jane Petrino (Investors) 212-845-4274
FOR IMMEDIATE RELEASE
Barrier Therapeutics Submission for Zimycan™ Deemed a Complete
Response by FDA
FDA Accepts Recommendation of Vusion™ as New Brand Name
Princeton, NJ, October 12, 2005—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that it received notification from the U.S. Food & Drug Administration (FDA or the Agency) that the Company’s submission to address the not approvable letter for Zimycan™ (0.25% miconazole nitrate, 15% zinc oxide, and 81.35% white petrolatum ointment) has been deemed a complete response by the Agency. This designation by the Agency indicates that the appropriate information has been provided for their review. The Company believes that this response provides the FDA with the information necessary to complete its review of the New Drug Application (NDA) within approximately six months from the date of the submission of the response, which occurred in August 2005. The FDA has also approved the Company’s recommendation for the use of Vusion™ as the proposed brand name for the product.
“The conversations that we held with the FDA during the summer were very constructive,” stated Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics, Inc. “We are happy to have Vusion back under review by the Agency, taking us another step closer to bringing this product to the market.”
The not approvable letter dated May 24, 2005 stated that the Agency’s action was based on a single deficiency. In that letter, the FDA said that there was insufficient information in the NDA to characterize the systemic exposure to miconazole in infants. Characterization of systemic exposure to miconazole is a component of the safety evaluation of the product. The response filed by the Company contains additional information to address this deficiency.
About Vusion
Vusion for the treatment of diaper dermatitis complicated by candidiasis, contains miconazole nitrate, which directly treats the infection, while zinc oxide and white petrolatum provide a barrier to keep excessive moisture away from the skin. This moisture contributes to the cause

Barrier Therapeutics Submission for Zimycan™ Deemed a Complete Response by FDA

of the Candida infection. Diaper dermatitis, commonly known as diaper rash, is one of the most common skin conditions in infants and is observed in approximately one million pediatric outpatient visits each year in the U.S. It is estimated that more than 40% of all diaper dermatitis treated by a physician involves Candida. In the U.S., there currently is no prescription drug approved to treat diaper dermatitis complicated by candidiasis.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and recently obtained the Canadian distribution rights for Vaniqa® (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada.
Web site: http://www.barriertherapeutics.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing for regulatory review of the response and the possibility of bringing Vusion to market. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the decisions of regulatory authorities, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
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